Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM F-1/A

(Form type)

SRIVARU Holding Limited

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

	Newly Registered Securities
Fees to be Paid		Ordinary Shares, par value $0.01 per share	457	(f)	50,000,000	$0.213	(1)	$10,650,000	0.00014760	$1,571.94	—	—	—	—
Fees Previously Paid	Equity	Ordinary Shares, par value $0.01 per share	457	(f)	21,253,159	$0.195	(2)	4,144,366	0.00014760	611.71
	Equity	Ordinary Shares underlying warrants, par value $0.01 per share	457	(f)	250,000	—		$48,750	0.00014760	7.20	—	—	—	—
	Carry Forward Securities

Carry Forward Securities	—	—	—		—			—	—	—	—	—	—	—
			Total Offering Amounts					$14,843,116		$2190.85
			Total Fees Previously Paid					$4,193,116		$618.91
			Total Fee Offsets					—		—
			Net Fee Due					$10,650,000		$1,571.94

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) under the Securities Act based on $0., the average of the high and low trading prices of MOBV’s ordinary shares on July 17, 2024, as reported by the Nasdaq Global Market.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) under the Securities Act based on $0.195, the average of the high and low trading prices of MOBV’s ordinary shares on May 29, 2024, as reported by the Nasdaq Global Market.